Exhibit 21

Subsidiaries
AZL Resources, Inc.
Arizona-Florida Land & Cattle Company AZCO Properties, Inc. AZL Engineering, Inc. Breckenridge Nordic Village Corporation
Davis Point Pipeline Company Diablo Service Corporation East Boston Terminal Company Emerald Shipping Corporation
Cork Shipping Inc. Donegal Shipping Inc. Galway Shipping Inc. Limerick Shipping Inc. Shannon Shipping Inc.
Golden Valley Pipeline Company
International Energy Insurance Limited
Marcus Hook Refining Company
Manassas Terminal Company
O. S. Land Services, Inc.
C. S. Land, Inc.
Pacific Northwest Energy Company
Royal Triton Company
San Pablo Bay Pipeline Company
Seminole Fertilizer Corporation
Ridgewood Chemical Corporation
The Circle K Corporation
Circle K Stores Inc.
Charter Marketing (Connecticut)
Circle K Arizona Limited Partnership
Circle K Enterprises Inc.
TMC Franchise Corporation
Circle K International, Inc. (US)
Circle K Money Orders Corp.
CKC, Inc.
CKST Corporation
Spirit Enterprises, Inc.
K-Cal Ventures Inc.
Circle K Foundation
Circle K Licensing Company, Inc.

The e-Place.com Limited
The e-Place Solution Inc.
The Oil Shale Corporation
Tosco (C-TI), Inc.
Tosco (C-TLP), Inc.
Tosco Canada Limited
Tosco Capital Corp.
Tosco Commercial Inc.
Tosco Europe Limited
Tosco Funding Corporation
Tosco Holdings Corp.
Tosco L. P.
Tosco Marketing, Inc.
Tosco Northwest Properties III, Inc.
Tosco Northwest, Inc. (formerly Western Hemisphere Corporation)
Avon Marine Corp. Riverhead Marine Corp.
Tosco Operating Company, Inc. (formerly T Northwest Properties II, Inc.) Tosco Power, Inc. Tosco Processing & Marketing, Inc.
Bayway Refining Company Tosco Pipeline Company
Tosco Refining Company, Inc.
Tosco Refining L. P.
Tosco Terminal Company
Tosco Trading, Transportation and Supply, Inc.
Toscopetro Corporation
TPC Pipe Line Company
Tosco (U.K.) Ltd.
Union Pipeline Company (California) (formerly Unocal California Pipeline Company)
Unocal 76 Mexico
Unocal Expresslube, Inc.
Unocal Pacific Blending PTE Ltd.